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                                                                Exhibit 99.26(n)

                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Individual Variable Universal Life Account:

We consent to the use of our report dated March 5, 2012, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries (the Company) and our report dated March 30, 2012 on the financial statements of Minnesota Life Individual Variable Universal Life Account included herein and to the reference to our firm under the heading "EXPERTS" in Part B of the Registration Statement.

                                                       (signed) KPMG LLP

Minneapolis, MN
December 17, 2012